Exhibit 23.4

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 16, 2018, with respect to the consolidated balance sheets of SmartFinancial, Inc., as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, cash flows, and changes in shareholders’ equity for each of the years in the three-year period ended December 31, 2017, and the effectiveness of internal control over financial reporting as of December 31, 2017, and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-4 and the related Prospectus.

/s/ Mauldin & Jenkins, LLC

Chattanooga, Tennessee

December 19, 2019

200 WEST MARTIN LUTHER KING BLVD, SUITE 1100 • CHATTANOOGA TN 37402 • 423-756-6133 • FAX 423-756-2727 • www.mjcpa.com

Members of The American Institute of Certified Public Accountants